Exhibit 10.2

Joinder Agreement
For
Eric Cooney

The undersigned hereby agrees to be bound by the terms and conditions of the Employment Security Plan of Internap Network Services, Inc., dated as of November 14, 2007, as if he initially had executed such Plan as a party thereto, and, without by implication limiting the foregoing, agrees to each acknowledgment, covenant and other agreement contained therein.

The provisions below shall apply notwithstanding Section 1.2(f) of the Plan.

(a) In the event that it shall be determined that any Payment would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Company shall pay the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income tax, employment tax, excise tax and other tax imposed upon the Gross-Up Payment, shall be equal to the Payment.  For purposes of this provision, “Payment” means any payment or distribution or provision of benefits by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any reductions required by this provision.

(b) Except as set forth in the next sentence, all determinations to be made under this provision shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the Change of Control (“Accounting Firm”), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and Executive within ten days of Executive’s Termination Date. If determined by the Accounting Firm to be excludible from parachute payments under Section 280G of the Code, the value of the Executive’s non-competition covenant under Section 2.3 of the Plan shall be determined by independent appraisal by a nationally-recognized business valuation firm acceptable to both the Executive and the Company, and a portion of the Payment shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a parachute payment. Any such determination by the Accounting Firm shall be binding upon the Company and Executive.

(c) It is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this provision that should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”).  In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be treated for all purposes as a loan to Executive that Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this provision shall be borne solely by the Company.

(e) All payments to be made under this provision (other than the Underpayment described in  paragraph (c) must be made by the end of the Executive’s taxable year next following the Company’s taxable year in which the Company remits the related taxes.  Any right to reimbursement incurred due to a tax audit or litigation addressing the existence or amount of a tax liability must be made by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authorities or, where no such taxes are remitted, the end of the Executive’s taxable year following the year in which the audit is completed or there is a final and non-appealable settlement or the resolution of the litigation.

Notwithstanding the provisions of the Plan, Section 5.13(b)(ii)(A) shall be deemed modified with respect to Employee so as to delete the words “, other than due solely to the fact that Company no longer is a publicly traded company,”.

Notwithstanding the provisions of the Plan, (i) Schedule A shall be deemed to contain the title “Chief Executive Officer;” and (ii) Schedule B shall be deemed to contain an entry for “Chief Executive Officer” and correspondingly in the first column shall be deemed to contain the number “1” and the second column shall be deemed to contain the number “2.5”.

/s/ J. Eric Cooney
Employee

January 28, 2009
Date

/s/ Richard P. Dobb
Chief Administrative Officer

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